Exhibit 99.1

Sono-Tek Announces Record Year End Results

(May 16, 2012 - Milton, NY) After completion of our annual audit, Sono-Tek Corporation (OTCQB: SOTK) today announced record sales of $12,053,000 for the fiscal year ended February 29, 2012, compared to sales of $9,914,000 for the previous fiscal year, an increase of 22%. We also announced net income of $1,432,000 or $.10 per share, versus $594,000 or $.04 per share for the previous year. For the year ended February 29, 2012, we experienced an increase in sales of our stent coater units, fluxers and related accessories and our Flexicoat and Exactacoat (XYZ) Platform units. During the current year, we did experience a decrease in sales of our WideTrack units due to a decrease in demand from float glass manufacturers.

Dr. Christopher L Coccio, Chairman and CEO stated, “We are very pleased that we have been able to continue combining growth with increasing profit performance both this year, as well as over the past several years. This year’s results set new records for the Company’s sales and income, and creates a favorable financial platform for investments in continued growth. So far, our business improvement has been achieved solely by organic growth. While we continue to pursue growth as we penetrate new high tech markets such as thin film solar applications, transparent conductive oxide coatings, and broader medical implant coatings applications, we find ourselves now in a better position to consider enhanced rates of growth, and other strategic opportunities. In this regard, we have hired Morgan Joseph TriArtisan as an advisor to assist us in this activity.

“Our Company is continuing the development of new technology solutions for applications that can benefit from the unique and patented characteristics of our ultrasonic spraying and coating systems. We provide customers with the ability to create precision coatings with little waste and environmental impact, compared to typical alternative spraying systems. The combination of Sono-Tek’s superior technology and skilled application expertise, provides our customers with the ability to develop new products and processes and to optimize the productivity of their production lines.

“Our results this year have been driven by applications in the electronics, medical device, solar energy, fuel cell, and industrial coatings industries. We also look forward to additional applications in newer specialty coatings and the food industry, based on plant trials that are currently underway at some of the world’s largest food manufacturing companies. We have created a business that has multiple industrial applications and diverse geographical markets, and this has served us well in the past three years of uncertain times. We are planning for another year of business improvement, and are confident of our ability to react to changes as they come along as we have done in the past.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Quarter Ended		Fiscal Year Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011

Net Sales	$2,969,092	$2,610,706	$12,052,893	$9,914,312

Gross Profit	$1,548,559	$1,247,575	$6,166,226	$4,772,083

Operating Income	$304,414	$162,454	$1,261,339	$602,036

Net Income	$560,370	$159,383	$1,432,293	$593,945

Basic Earnings Per Share	$0.04	$0.01	$0.10	$0.04

Diluted Earnings Per Share	$0.04	$0.01	$0.09	$0.04

Weighted Average Shares - Basic	14,446,428	14,441,511	14,442,908	14,439,166

Weighted Average Shares - Diluted	15,410,665	15,030,392	15,407,144	15,028,047